Exhibit 10.31

EXECUTION VERSION

[Certain information in this exhibit has been omitted pursuant to Item 601(b)(10) of Regulation S-K. Such information is not material and would likely cause competitive harm to the registrant if publicly disclosed.]

AMENDMENT TO CRUDE TALL OIL SUPPLY AGREEMENT

This Amendment (this “Amendment”) to the Crude Tall Oil Supply Agreement, dated as of May 1, 2020 (the “Effective Date”), is entered into by and between Georgia-Pacific LLC, a Delaware limited liability company, on behalf of itself and its subsidiaries (“Seller”), and Ingevity Corporation, a Delaware corporation (“Buyer”).

WHEREAS, Seller and Buyer previously entered into that certain Crude Tall Oil Supply Agreement, dated as of March 8, 2018 (the “Agreement”; capitalized terms used herein but not defined herein shall have the meanings given them in the Agreement); and

WHEREAS, Seller has, since March 8, 2018, procured and continues to procure, from mills owned and operated by a third party, quantities of CTO that have been sold by Seller and purchased by Buyer to satisfy, in part, the parties’ respective purchase and sale obligations under the Agreement, and Seller and Buyer now wish to amend the Agreement to document this arrangement;

WHEREAS, Seller has the right and desire to sell and Buyer desires to purchase BLSS produced and originating at the BLSS Mill (as defined below) from Seller pursuant to the Agreement; and

WHEREAS, Buyer and Seller desire to amend the Agreement accordingly as detailed below.

NOW THEREFORE, in consideration of the mutual premises and covenants contained herein and intending to be legally bound hereby, the Parties agree that the Agreement is amended as follows:

1.    Exhibit A - CTO from Third Party Mills. Exhibit A of the Agreement is hereby amended by deleting the Section entitled “Quarterly Average Specifications of CTO” (ending at the table footnotes) and replacing it with the Section set forth in the attached Exhibit A.

2.    Section 1 PURCHASE AND SALE. Section 1(B) of the Agreement is hereby amended by deleting the last sentence of the first paragraph in its entirety and replacing it with the following:

“For clarity, except as provided in 1(B)(iii), loads of Below Standard Products (as defined below) with one or more Negative Impacts (as defined below) shall be excluded from calculations of WQA Specifications hereunder.”

3.    Section 1 PURCHASE AND SALE. Section 1 of the Agreement is hereby amended by adding the following language immediately following Section 1(E):

“During the Term, for a period beginning May 4, 2020 and ending December 31, 2022 unless earlier terminated in accordance with Section 1(FF) (the “BLSS Sales Period”), which period shall automatically extend an additional 1-year period unless either party provides written notice to the other party of its intent not to extend the BLSS Sales Period by October 1, 2022, Seller agrees to sell to Buyer, and Buyer agrees to purchase and receive from Seller, except as otherwise set forth herein, BLSS produced and originating at the BLSS Mill identified on Exhibit G (the “BLSS Mill”), upon the terms and conditions set forth herein:

AA. BLSS Quality: BLSS sold and delivered hereunder is not guaranteed to meet any specific load-to-load quality specification but shall meet or (i) exceed the minimum WQA specifications included in Exhibit G, and (ii) be less than the maximum WQA specifications included in Exhibit G (collectively, the “BLSS Specifications” and each a “BLSS Specification”). The WQA for each specification will be calculated in accordance with Exhibit G, subject to Section 1(E)(AA)(iii) below, and reported to Seller at the end of each calendar quarter. Buyer and Seller will each use its commercially reasonable efforts to work together to promptly identify any production issues or atypical trends which may lead to a WQA which does not meet the BLSS Specifications, and Seller will use commercially reasonable efforts to correct such identified production issues or atypical trends. Buyer shall prepare a monthly composite for analysis.

i.    References below to “Acid Number,” “Hexane Insolubles,” and “Black Liquor Content,” are references to such terms associated with various Specifications as further described in Exhibit G. If at the end of a calendar quarter, the WQA of BLSS does not meet or (a) exceed the minimum specification, or (b) be less than the maximum specification (as applicable “Below Standard BLSS Product”), as applicable, then Seller will provide a credit to Buyer on the next applicable invoice (or, if the Agreement has been terminated, reimburse Buyer) for such non-conforming BLSS delivered during such quarter as follows:

1.    Acid Number of BLSS – Seller will provide a credit for the tons of Below Standard BLSS Product sold to Buyer during such calendar quarter based on the amount that the WQA is below the specification minimum limit using the following calculations: (BLSS Mill WQA Acid Number – BLSS Mill Acid Number Specification) divided by the BLSS Mill Acid Number Specification multiplied by the then-current BLSS purchase price, multiplied by the tons delivered during the calendar quarter from the BLSS Mill = allowed $ credit. For example, if a BLSS Mill sells 1,000 tons of BLSS at a hypothetical purchase price of $100 per ton with a WQA Acid Number of 155 and a BLSS Mill Acid Number Specification of 160, the credit would be: ((160-155)/160)* $100 * 1,000 tons = $3,125.

2.    Hexane Insolubles – Seller will provide a credit equal to eight percent (8%) of the purchase price for the tons of Below Standard BLSS Product sold to Buyer during such calendar quarter by the specific BLSS Mill if the WQA of Hexane Insolubles exceeds the Hexane Insolubles Specification for such BLSS Mill.

3.    Black Liquor Content – Seller will provide a credit for the tons of Below Standard BLSS Product sold to Buyer during such calendar quarter based on the amount that the WQA is above the specification maximum limit using the following calculation: (BLSS Mill WQA Black Liquor Content – BLSS Mill Black Liquor Content Specification) multiplied by the tons delivered during the calendar quarter form the BLSS Mill, multiplied by the then-current BLSS purchase price. For example, if 1000 tons shipped that had a WQA Black Liquor Content of 10%, then the allowed credit would be (14% - 12%) * 1000 = 20 tons multiplied by the then-current price of BLSS.
ii.     Seller has the right to do its own testing to validate Buyer’s testing accuracy. In the event of a discrepancy, a mutually acceptable third-party laboratory will be used to settle the discrepancy. Each party agrees to: (a) accept the values provided by the third-party laboratory and (b) pay half of such laboratory’s costs.

iii.     Buyer shall take all Below Standard BLSS Products from the BLSS Mill. In the event that Seller provides an individual load or loads of Below Standard BLSS Products with one or more Negative Impacts (as defined below), Buyer may at its option process in good faith such loads of Below Standard BLSS Products with one or more Negative Impacts and the BLSS Specifications shall be used in the WQA calculation and will be subject to the remedies for Below Standard BLSS Products in accordance with the terms set forth herein. If Buyer decides not to process such load or loads of Below Standard BLSS Products with one or more Negative Impacts, then such load or loads shall be excluded from the WQA calculation hereunder and Seller in its discretion shall do one of the following: (a) take back such load(s) with Seller reimbursing Buyer for its reasonable freight costs and third party demurrage charges actually incurred; (b) instruct Buyer to dispose of such loads with Seller reimbursing Buyer for its actual and reasonable costs incurred for such disposal; or (c) if Buyer provides in writing the actual and reasonable costs it would incur to accept and process such load(s), then Seller may, in its sole discretion, agree to cover such costs and then allow Buyer to proceed with processing such load(s). In the event Seller elects in its sole discretion to pursue either of the foregoing options (a) or (b), Buyer shall have no responsibility for payment to Seller for such load(s). For purposes of this section, a “Negative Impact” refers to (a) a Below Standard BLSS Product failing to meet any Negative Impact specification as set forth on Exhibit G or (b) a Product that includes a new additive as a result of any temporary or permanent process change at Seller’s Mill or Mills, such as a pulping agent or processing third party BLSS containing a pulping agent, which would result in abnormal plugging, fouling, or buildup in Buyer’s production system so as to interfere with Buyer’s standard production process.

BB.    BLSS Quantity: Seller shall be obligated to sell to Buyer, and Buyer agrees to purchase and receive from Seller, one hundred percent (100%) of production of BLSS output produced at the BLSS Mill during the BLSS Sales Period. The quantity of BLSS is estimated in Exhibit G, but Seller shall not be obligated to provide any minimum quantity.

CC.    BLSS Effect on CTO Quantity Obligations: During the BLSS Sales Period, the parties will calculate an annual CTO equivalent based on the amount of BLSS purchased and sold hereunder using the conversion formula set forth on Exhibit G (the “CTO Equivalent”), and such CTO Equivalent amount will be counted as CTO for purposes of calculating the parties’ annual obligation to sell and purchase the quantity of CTO specified in Section 1(C) for the corresponding year. The CTO Equivalent amount will also be used to reduce the annual output obligations of the Mills in accordance with the Supply Priority set forth in Exhibit A.

DD.    BLSS Purchase Price: The price for BLSS purchased by Buyer from the BLSS Mill during the BLSS Sales Period shall be calculated in accordance with Subsection C of Exhibit B and the BLSS Purchase Price Considerations set forth on Exhibit G:

EE.    BLSS Warranties: Seller represents and warrants to Buyer, that (a) the BLSS shall satisfy the Specification requirements set forth in Section 1(AA), (b) Seller will convey good and marketable title to the BLSS free and clear of any liens and encumbrances, and (c) the BLSS shall be manufactured and sold in accordance with all applicable laws, rules and regulations. Seller MAKES NO OTHER WARRANTIES, OF ANY KIND WHATSOEVER, EXPRESS, IMPLIED, ORAL, WRITTEN, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

FF.    Termination of BLSS Sales Period: Buyer may terminate the BLSS Sales Period by providing ninety (90) days’ prior written notice to Seller in the event Buyer is or becomes unable to dispose of brine resulting from Buyer’s conversion of BLSS purchased pursuant to this Agreement into CTO.

4.    References to CTO: All references to “CTO” in the following Sections of the Agreement are hereby amended to also include reference to BLSS: Sections 1(E), 2(C), 5, 6, 7, and 9.

5.    References to Mills: All references to “Mill” or “Mills” in the following Sections of the Agreement are hereby amended to also include reference to the “BLSS Mill”: Sections 1(E), 2(C), 3(B), 4, 5, 6 and 11. Any action to be taken by any Mill under the Agreement may be taken by Seller or an affiliate thereof on behalf of such Mill.

6.    Exhibit G: The Agreement is hereby amended by adding the Exhibit G attached hereto.

7.    Continuing Effect. Except as expressly modified herein, all other terms and conditions of the Agreement will remain in full force and effect. All references in the Agreement to “the Agreement” or “this Agreement” shall be deemed a reference to the Agreement as amended by this Amendment. Furthermore, this Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A signature sent by electronic or facsimile transmission shall be as valid and binding upon the Party as an original signature of such Party.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the Effective Date.

INGEVITY CORPORATION		GEORGIA-PACIFIC LLC

By:	/s/MIKE SMITH	By:	/s/DAVID NULL

Name:	Mike Smith	Name:	David Null
Title:	EVP & President, Performance Chemicals Strategy & Business Development	Title:	President - GP Pine Chemicals
Date:	October 2, 2020	Date:	October 2, 2020

Exhibit A

Supply Priority and Quarterly Average Specifications of CTO

[INTENTIONALLY OMMITTED]

Exhibit G

Product Description

[INTENTIONALLY OMMITTED]

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